Filed pursuant to Rule 424(b)(3)
File No. 333-230583

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

Supplement dated August 6, 2020

to
Prospectus dated April 27, 2020

This supplement contains information that amends, supplements or modifies certain information contained in the prospectus of United States 12 Months Natural Gas Fund, LP (“UNL”) dated April 27, 2020 (the “Prospectus”).

You should carefully read the Prospectus and this supplement before investing. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the “Risk Factors” beginning on page 4 of the Prospectus before you decide to invest.

The subsection of the Prospectus titled “Litigation and Claims” under the section of the Prospectus titled “Legal Matters” appearing on page 38 of the Prospectus is deleted in its entirety and replaced with the following:

Litigation and Claims

Lucas Class Action

On June 19, 2020, USCF, USO, John P. Love and Stuart P. Crumbaugh were named as defendants in a purported stockholder class action initiated by Robert Lucas, individually and on behalf of others similarly situated (the “Lucas Class Action”). The Lucas Class Action is pending in the U.S. District Court for the Southern District of New York as Civil Action No. 1:20-cv-04740.

The Lucas Class Action complaint alleges that, beginning in March 2020, in connection with USO’s registration and issuance of additional USO shares, USCF, USO, and the other defendants in the Lucas Class Action failed to disclose to investors in USO certain extraordinary market conditions and the attendant risks that caused the demand for oil to fall precipitously, including the COVID-19 global pandemic and the Saudi Arabia-Russia oil price war. Plaintiff alleges that USCF, USO, and the other defendants in the Lucas Class Action possessed inside knowledge about the consequences of these converging adverse events on USO and did not sufficiently acknowledge them until late April and May 2020, after USO suffered losses and was allegedly forced to abandon its investment strategy. The complaint seeks to certify a class and award the class compensatory damages at an amount to be determined at trial.

USCF, USO and the other defendants in the Lucas Class Action intend to vigorously contest such claims and move for their dismissal.

Wang Class Action

On July 10, 2020, USO was named as a defendant in a putative stockholder class action initiated by Momo Wang, individually and on behalf of others similarly situated, against defendants USO, USCF, John P. Love, Stuart P. Crumbaugh, Nicholas D. Gerber, Andrew F. Ngim, Robert L. Nguyen, Peter M. Robinson, Gordon L. Ellis, Malcolm R. Fobes III, ABN Amro, BNP Paribas Securities Corp., Citadel Securities LLC, Citigroup Global Market Inc., Credit Suisse Securities USA LLC, Deutsche Bank Securities Inc., Goldman Sachs & Company, JP Morgan Securities Inc., Merrill Lynch Professional Clearing Corp., Morgan Stanley & Company Inc., Nomura Securities International Inc., RBC Capital Markets LLC, SG Americas Securities LLC, UBS Securities LLC, and Virtu Financial BD LLC (the “Wang Class Action”). The Wang Class Action is pending in the U.S. District Court for the Northern District of California as Case No. 3:20-cv-4596.

The Wang Class Action alleged that, beginning in March 2020, in connection with USO’s registration and issuance of additional USO shares, defendants in the Wang Class Action failed to disclose to investors in USO certain extraordinary market conditions and the attendant risks that caused the demand for oil to fall precipitously, including the COVID-19 global pandemic and the Saudi Arabia-Russia oil price war. The plaintiff alleged that defendants in the Wang Class Action possessed inside knowledge about the consequences of these converging adverse events on USO and did not sufficiently acknowledge them until late April and May 2020, after USO suffered losses and was allegedly forced to abandon its investment strategy. The putative stockholder class action was pending in the U.S. District Court for the Northern District of California as Case No. 3:20-cv-4596 but was voluntarily dismissed effective August 4, 2020.

Ephrati Class Action

On July 31, 2020, USCF, USO, John P. Love and Stuart P. Crumbaugh were named as a defendant in a purported stockholder class action initiated by Moshe Ephrati, individually and on behalf of others similarly situated (the “Ephrati Class Action”). The Ephrati Class Action is pending in the U.S. District Court for the Southern District of New York as Civil Action No. 1:20-cv-06010.

The Ephrati Class Action complaint alleges that beginning in March 2020, in connection with USO’s registration and issuance of additional USO shares, USCF, USO and the other defendants in the Ephrati Class Action failed to disclose to investors in USO certain extraordinary market conditions and the attendant risks that caused the demand for oil to fall precipitously, including the COVID-19 global pandemic and the Saudi Arabia-Russia oil price war. Plaintiff alleges that USCF, USO and the other defendants in the Ephrati Class Action possessed inside knowledge about the consequences of these converging adverse events on USO and did not sufficiently acknowledge them until late April and May 2020, after USO suffered losses and was allegedly forced to abandon its investment strategy. The complaint seeks to certify a class and award the class compensatory damages at an amount to be determined at trial. Since this stockholder class action makes the same substantive claims made against the same defendants in the Lucas Class Action, it is expected that these two stockholder class actions will be consolidated.

USCF, USO and the other defendants in the Ephrati Class Action intend to vigorously contest such claims and move for their dismissal.

USCF may have additional actions filed against it based on similar allegations as those that were made in the Lucas Class Action, Wang Class Action and Ephrati Class Action.